Exhibit 99.1

Advanced Cannabis Solutions Enters Settlement Agreement with Shareholder

DENVER, CO—(December 8, 2014) Advanced Cannabis Solutions (OTC: CANN), a service provider to businesses in the regulated cannabis industry, announced today that it has settled its litigation with Stephen G. Calandrella

As previously disclosed, ACS undertook an investigation into certain allegations made by the Securities and Exchange Commission. Based upon its investigation, ACS' lawsuit alleged that Callandrella completed an unlawful series of purchases and sales of ACS common stock.

As stipulated in the settlement agreement, Mr. Calandrella will transfer or cause to be transferred, for cancellation, 525,000 privately owned shares of ACS, 600,000 shares held in the name of the Rockies Fund, and all other shares of ACS stock within Calandrella’s possession, custody, control, or in which Calandrella holds a direct or indirect interest.  The agreement will result in the dismissal with prejudice of the litigation between the parties.

In the event Calandrella is unable to deliver all of the number of shares specified, it is agreed that he will acquire the necessary shares for transfer to ACS.

The presumed 1,125,000 shares to be transferred represent 8.22% of the total outstanding shares of common stock of ACS.   The Company intends to retire the shares immediately.   Accordingly, after giving effect to the cancellation, the number of shares outstanding is anticipated to be 12,578,903.

About Advanced Cannabis Solutions

Advanced Cannabis Solutions, Inc. provides services to the regulated cannabis industry throughout the United States.  We lease growing space and related facilities (commercial real estate and equipment) to licensed marijuana business operators for their production needs.

We operate The Greenhouse, a shared workspace environment, in Denver Colorado.

We are pursuing ancillary business products and services including customized finance, capital formation, banking, regulatory compliance consulting and advanced logistical support for grow and dispensary operations.

Contact:

ACS, Inc.

Robert Frichtel, CEO

Phone: 303.759.1300